Exhibit 4.2

Form of Amendment No. 2 to Registration Rights Agreement

AMENDMENT NO. 2
TO

REGISTRATION RIGHTS AGREEMENT

THIS AMENDMENT NO. 2 TO REGISTRATION RIGHTS AGREEMENT (this “Amendment”) is made and entered into as of April 1, 2026, by and among FIRSTSUN CAPITAL BANCORP, a Delaware corporation (the “Corporation”), the Persons executing the signature pages hereto,including the Persons listed on Exhibit A hereto (the “First Foundation Stockholders”).

RECITALS

WHEREAS, the Corporation, the Significant Investors and the Investors have entered into that certain Registration Rights Agreement, dated as of June 19, 2017, as amended by Amendment No. 1, dated as of June 1, 2021 (together, the “Registration Rights Agreement”);

WHEREAS, the Corporation has entered into that certain Agreement and Plan of Merger, dated as of October 27, 2025 (the “FirstFoundation Merger Agreement”), by and between the Corporation and First Foundation Inc., a Delaware corporation (“First Foundation”), pursuant to which First Foundation will merge with and into the Corporation (the “First Foundation Merger”), with the Corporation surviving the First Foundation Merger;

WHEREAS, Section II. 9 (Amendment and Waiver) of the Registration Rights Agreement provides that any provision of the Registration Rights Agreement may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of (a) the Corporation, (b) the Significant Investors and (c) the Holders of at least a majority of the Registrable Securities outstanding;

WHEREAS, the Corporation has completed an IPO;

WHEREAS, the Corporation, the Significant Investors and the Investors signatory hereto, which constitute each Significant Investor and the Holders of at least a majority of the Registrable Securities outstanding, now desire to amend the Registration Rights Agreement (which shall constitute the written consent of the Investors signatory hereto) to (i) add the First Foundation Stockholders as parties, (ii) waive certain piggyback registration rights in connection with the shelf registration statement, similar to the shelf registration statements previously filed for other stockholders of the Corporation, to be filed after closing of the First Foundation Merger, and (iii) acknowledge that the closing of the First Foundation Merger shall be deemed to constitute a demand notice from the First Foundation Stockholders under Section I.2 of the Registration Rights Agreement and that the Corporation shall file a shelf registration statement covering their Registrable Securities in accordance with the terms of the Registration Rights Agreement (after giving effect to the waivers set forth in this Amendment).

WHEREAS, capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Registration Rights Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Registration Rights Agreement is hereby amended as follows:

1.            Effective Date of this Amendment. This Amendment will become effective on the date on which the Effective Time (as defined in the First Foundation Merger Agreement) of the transactions contemplated by the First Foundation Merger Agreement occurs (the “Effective Date”); provided, however, that the waivers provided herein shall be effective as of the date of this Amendment. If the Effective Time does not occur, this Amendment shall be null and void and have no effect.

2.           Addition of the First Foundation Stockholders. Effective as of the Effective Date, the First Foundation Stockholders shall be added as parties to the Registration Rights Agreement and shall be entitled to all rights and subject to all obligations thereunder, as amended hereby.

3.           Amendment to Exhibit A. Exhibit A to the Registration Rights Agreement is hereby amended to add the following Significant Investors: the First Foundation Stockholders.

4.            Addition of Section I.11. Section I.11 of the Registration Rights Agreement is hereby amended to add a new Section I.11(d) thereto, to read as follows:

(d)	Notwithstanding any other provision in this Agreement, each First Foundation Stockholder irrevocably waives any rights or powers it may have under this Section I.11 solely to the extent such provisions would allow it to impose a restriction on the rights of another Stockholder with respect to such Stockholder’s Company Securities.

5.              Waiver of Rights. The Corporation, the Significant Investors, and the Holders of at least a majority of the Registrable Securities outstanding hereby waive any and all rights set forth in Section I.2 and/or under Section I.3 of the Registration Rights Agreement solely with respect to the resale Demand Registration to be filed for the benefit of the First Foundation Stockholders after the closing of the Merger in accordance with the terms and conditions of the First Foundation Merger Agreement and the Registration Rights Agreement.

6.            Demand Notice and Shelf Registration. The parties agree that the closing of the First Foundation Merger shall be deemed to constitute a demand notice from the First Foundation Stockholders under Section I.2 of the Registration Rights Agreement, and the Corporation shall file a shelf registration statement on Form S-3 (or other available form) covering the resale of the Registrable Securities held by the First Foundation Stockholders in accordance with the terms of the Registration Rights Agreement (after giving effect to the waivers set forth in this Amendment).

7.            No Other Amendments. Except as expressly modified or amended hereby, the Registration Rights Agreement is and shall remain in full force and effect.

8.            Governing Law. This Amendment shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles.

9.            Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Amendment may be by actual or facsimile signature.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first set forth above, but on the actual dates specified below.

FIRSTSUN CAPITAL BANCORP

By:
Name:
Title:

FIRST FOUNDATION STOCKHOLDERS INSERT NAME

By:
Name:
Title:

INSERT NAME

By:
Name:
Title:

Signature Page to Amendment No. 2 to Registration Rights Agreement

Exhibit A

FIRST FOUNDATION STOCKHOLDERS

1.	CF 1Foundation Investors LP

2.	Canyon party

3.	Strategic Value Investors, LP